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                                   Exhibit 1

ATLAS CORPORATION                                             NEWS RELEASE

370 SEVENTEENTH STREET, SUITE 3050                            NYSE: AZ
DENVER, CO 80202, USA

                   ATLAS ANNOUNCES FIRST PRODUCTION RESULTS

                            FOR BOLIVIAN OPERATIONS

                            -----------------------

DENVER, COLORADO - FEBRUARY 4, 1997 - ATLAS CORPORATION announced today fourth quarter 1996 production results for its zinc, lead and silver Andacaba Mine located in the Potosi district of southern Bolivia, South America. The mine is operated by its wholly-owned subsidiary Arisur, Inc. Atlas acquired Arisur, which owns and operates the Andacaba and Don Francisco mines, in October of 1996. The Don Francisco Mine underwent mine development work during the last quarter of 1996, resulting in minimal ore production.

                 ANDACABA 1996 4TH QUARTER PRODUCTION RESULTS
                 --------------------------------------------

                TONNES    %    Tonnes    %     Tonnes  oz/Tonne    ounces
                Milled  Zinc    Zinc    Lead    Lead    Silver     Silver
-------------------------------------------------------------------------
OCTOBER         6,853    6.44    312    2.64    134     8.41       46,097
-------------------------------------------------------------------------
NOVEMBER        6,466    7.70    359    2.84    137     9.10       48,234
-------------------------------------------------------------------------
DECEMBER        5,857    7.54    327    2.69    115     8.50       41,331
-------------------------------------------------------------------------
4TH Q          19,176    7.20    998    2.72    386     8.63      135,662
-------------------------------------------------------------------------

Arisur has begun an expansion program to increase mill capacity from 200 tonnes per day to 450 tonnes per day, which restricted Andacaba production during the latter part of the quarter. Expansion programs for both mines are currently underway and are expected to be completed in the first half of 1997.

In addition to the Andacaba and Don Francisco mines, the Company recently acquired the Koyamayu zinc, lead and silver property, also in southern Bolivia. Based on results of recent limited production, the Company anticipates commencing commercial production at Koyamayu at an estimated rate of 50 to 100 tonnes per day, during the second half of 1997. Based on prior production, grades for the Koyamayu ore are estimated to be 18% zinc, 4% lead and 3.5 oz silver per tonne. Atlas has also purchased the Vicormo Mill, located within 90 kilometers of Arisur's current operations. A capital

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investment of approximately $250,000 will be required to put the facility into operation at a rate of 250 tonnes per day later this year. The Company plans to utilize the mill to process ore from surrounding mines in the second half of 1997 and is currently evaluating its potential to process ore from the Don Francisco and Koyamayu properties.

"These recent acquisitions have returned Atlas to operating status and will generate positive cash flow," said Gregg Shafter, Vice President Project Development. "We will now focus our efforts in Bolivia on expansion of operations, including contemplated gold exploration concentrating on areas in and around our existing infrastructure there."

Atlas Corporation is an international diversified mining company with zinc, lead and silver production in Bolivia, South America and gold development and exploration projects in North America. The Company anticipates that the southeast Oregon facility of Cornerstone Industrial Minerals Corporation, a majority-owned subsidiary, will begin production of the industrial mineral perlite later this month.


                    FOR FURTHER INFORMATION PLEASE CONTACT:

                 Gregg B. Shafter                 Leslie Young
      Vice President Project Development      Director, Investor Relations
           Phone:  303-629-2439                  Phone:  303-629-2435
           Fax:      303-629-2445              Fax:      303-629-2445

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